AXA LIABILITIES MANAGERS TO ACQUIRE RENAISSANCERE (UK) LIMITED FROM RENAISSANCERE

February 4, 2020

AXA Liabilities Managers (AXA LM) has agreed to acquire RenaissanceRe (UK) Limited (RRUKL), a company currently in run-off, from RenaissanceRe Holdings Ltd. (RenaissanceRe) (NYSE: RNR). The acquisition, which is expected to close later this year, is subject to regulatory approval and will be made through an investment vehicle managed by AXA LM.

Formerly known as Tokio Millennium Re (UK) Limited, the UK run-off business was acquired by RenaissanceRe as part of its purchase of Tokio Millennium Re in 2018.  RRUKL primarily wrote motor, casualty, political risk, engineering and marine treaty business until 2015, when it was placed into run-off.  Gross reserves as at 30 September 2019 were £160M.

Sylvain Villeroy du Galhau, CEO of AXA LM, said “I am delighted to announce that we reached an agreement with RenaissanceRe to acquire their UK run-off business. We are very pleased to continue our external development with this strategic acquisition. Once we have received the approval of the regulator, this 21st acquisition will foster our position as a leading provider of legacy solutions in the market.”

Aditya Dutt, Senior Vice President of RenaissanceRe, said “We are pleased to enter into an agreement to sell the UK run-off business to AXA LM, a leading manager of legacy businesses. Divestiture of this legacy portfolio to a high-quality owner allows us to continue focusing on our core business segments.”

About RenaissanceRe | RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well structured risks with efficient sources of capital. RenaissanceRe provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, RenaissanceRe has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.

About AXA Liabilities Managers (AXA LM) | AXA LM is an acquirer and manager of legacy insurance and reinsurance business. Founded in 2001 to proactively manage AXA’s non-life reinsurance liabilities, AXA LM acquired 20 portfolios on the market through its funds and continues its external development. With 20-years of international experience in P&C legacy structuring, AXA LM operates today in the UK, Switzerland, USA, Dubai, Malaysia and is headquartered in France.

All statements other than present and historical facts and conditions contained in this press release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Media Contact AXA Liabilities Managers
Olivier Le Guillou - olivier.leguillou@axa-lm.com

Media Contact RenaissanceRe
Keil Gunther - kag@renre.com

2